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                                                                   EXHIBIT 10.15

                    PRODUCT DEVELOPMENT AND LICENSE AGREEMENT

         This Product Development and License Agreement ("the Agreement") entered into on June 28, 1996, is made and entered into by and between Anergen, Inc., a California corporation, with a principal place of business at 301 Penobscot Drive, Seaport Centre, Redwood City, California 94063, U.S.A. ("ANERGEN"), and N.V. Organon, a company incorporated under the laws of The Netherlands, having its registered place of business at P.O. Box 20, 5340 BH Oss, The Netherlands ("ORGANON"), together referred to as "PARTIES", or individually as a "PARTY."

         WHEREAS:

         (1) ANERGEN has developed and is developing proprietary Major Histocompatibility Complex Class II ("MHC II" ) peptide complexes designated for the treatment of autoimmune disease and has offered rights to its technology to ORGANON for use in the treatment of rheumatoid arthritis ("RA"); and

         (2) ORGANON wishes ANERGEN to conduct feasibility studies leading to the development of a product or products which incorporate a proprietary ORGANON peptide epitope for the treatment of RA and makes use of ANERGEN's aforesaid technology, and wishes to receive a license under ANERGEN's proprietary rights for the purpose of development, manufacturing and marketing such product or products; and

         (3) The PARTIES wish to enter into a collaboration to develop and commercialize such product or products in the field of RA, on the terms and conditions herein.

         NOW, THEREFORE, the PARTIES hereby agree as follows:

ARTICLE 1 - DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

1.1 "AFFILIATE" shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with a PARTY. For the purpose of this definition, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors or other managing authority of such entity.

1.2 "ANERGEN KNOW-HOW" shall mean any and all confidential scientific, technical and engineering information, experience and know-how relating to the MHC PEPTIDE TECHNOLOGY that is owned, invented, developed or acquired (with a right to sublicense) by ANERGEN now or during the term of the DEVELOPMENT PROGRAM.
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1.3      "ANERGEN PATENTS" shall mean the United States patents and patent applications listed on Exhibit A, and any patents issuing thereon, and any corresponding foreign patent applications and patents, and any division, re-examination, continuation, continuation-in-part, extension, substitution or reissue of any of the preceding patent applications and patents.

1.4 "DEVELOPMENT PROGRAM" shall mean the research, scale-up manufacturing, regulatory and clinical program described in Exhibit B of this Agreement.

1.5      "EFFECTIVE DATE" shall mean the date this Agreement is entered into.

1.6      "FDA" shall mean the U.S. Food and Drug Administration.

1.7      "FIELD" shall mean the treatment of rheumatoid arthritis.

1.8 "FUTURE PATENTS" shall mean all patent applications in any jurisdiction made and owned by either PARTY, claiming inventions made by a PARTY or jointly by the PARTIES during and in connection with the DEVELOPMENT PROGRAM relating to the MHC PEPTIDE TECHNOLOGY, or the PRODUCT(S) or the manufacture or use thereof, and any patents issuing thereon, and any division, re-examination, continuation, continuation-in-part, extension, substitution and reissue of any of the preceding patent applications or patents.

1.9 "IND" shall mean an Investigational New Drug Exemption for a PRODUCT, as defined in the U.S.A. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or its equivalent in other countries.

1.10 "JOINT KNOW-HOW" shall have the meaning set forth in Section 14.3 herein.

1.11 "LAUNCH DATE" shall mean the date on which a PRODUCT is first offered for commercial sale in any country of the TERRITORY by ORGANON or an ORGANON AFFILIATE or sublicensee.

1.12 "MAJOR COUNTRY" shall mean any of the United States, Japan, Germany, the United Kingdom, France or Italy.

1.13 "MHC PEPTIDE TECHNOLOGY" shall mean methods for making and combining a MHC II heterodimer or a portion thereof, or functional equivalents thereof, with a peptide capable of forming a complex.

1.14 "NET SALES" shall mean the invoice price billed by ORGANON, its AFFILIATES or its sublicensees to third parties for the sale of PRODUCT(S), less the following:

         (a)      trade and/or quantity discounts actually allowed and taken;

         (b) sales, value added, or other excise taxes paid, and duties actually absorbed, or allowed;


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         (c)      amounts repaid or credited by reason of purchase chargebacks, rebates, rejections, defects or return; and

         (d)      charges for freight, insurance, handling and transportation.

1.15 "ORGANON KNOW-HOW" shall mean any and all confidential scientific, technical and engineering information, experience and know-how relating to the PRODUCT(S), that are owned, invented, developed, or acquired (with a right to sublicense) by ORGANON during the term of the DEVELOPMENT PROGRAM, including, but not limited to, information, data, drawings and other materials relating to the development, manufacture, use and/or sale of the PRODUCT(S).

1.16 "ORGANON PATENTS" shall mean the patent applications and patents listed on Exhibit C, and any patents issuing thereon, and any division, re-examination, continuation, continuation- in-part, extension, substitution or reissue of any of the preceding patent applications and patents.

1.17 "PAYMENT COMPUTATION PERIOD" shall mean each three (3) month period ending on March 31st, June 30th, September 30th, and December 31st of a given year during the term of this Agreement.

1.18 "PLA" shall mean a Product License Application for a PRODUCT, as defined in the U.S.A. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or its equivalent in other countries.

1.19 "PRODUCT," "PRODUCTS," OR PRODUCT(S)" shall mean any pharmaceutical active composition for the treatment of RA developed in connection with the DEVELOPMENT PROGRAM, which is derived by the use of the MHC PEPTIDE TECHNOLOGY and which incorporates one or more specific proprietary ORGANON epitopes and/or an ANERGEN epitopes selected under 4.5.

1.20 "PROJECT INITIATION DATE" shall mean the date that ORGANON provides initial quantities of the initial ORGANON epitope to ANERGEN.

1.21 "STEERING COMMITTEE" or "SC" shall mean the joint steering committee responsible for the management of the initial feasibility stage of the DEVELOPMENT PROGRAM, described in Article 3 of this Agreement.

1.22     "TERRITORY" shall mean all countries of the world.

ARTICLE 2 - DEVELOPMENT PROGRAM


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2.1      The PARTIES shall conduct the DEVELOPMENT PROGRAM with the goal of developing a PRODUCT OR PRODUCTS. Each PARTY shall perform its responsibilities under the DEVELOPMENT PROGRAM in accordance with the timetables set forth in the development plan.

2.2      The DEVELOPMENT PROGRAM shall have three stages, as follows:

                  (a) the initial feasibility stage shall consist of pre-clinical research and development, scale-up manufacture and the conduct of an initial Phase I/II clinical trial using samples of a PRODUCT to demonstrate proof of principle in RA, according to criteria to be established by the SC. The initial feasibility stage shall commence on the EFFECTIVE DATE and terminate upon the completion of the first Phase I/II clinical trial of the PRODUCT. For purposes of this Agreement, a clinical trial shall be deemed completed when all patients enrolled in such trial have been treated with the PRODUCT, and all patient case report forms have been submitted to ANERGEN or its designee and ANERGEN has fully reported to ORGANON in writing its detailed evaluation of the results of such trial;

                  (b) the second stage shall commence on the completion of the initial phase and terminate upon the first approval for the sale of a PRODUCT in a MAJOR COUNTRY, and shall consist of the conduct of further clinical trials, including pivotal trials, of the PRODUCT(S), and if appropriate, further pre-clinical studies with regard to the PRODUCT(S); and

                  (c) the third stage shall commence on the completion of the second phase and shall consist of the conduct of post-approval clinical studies and PRODUCT commercialization activities.

2.3 Prior to the PROJECT INITIATION DATE, the PARTIES shall agree on a written development plan for the activities each PARTY will conduct in connection with the initial feasibility stage of the DEVELOPMENT PROGRAM. The SC shall review the development plan on an ongoing basis and from time to time may make changes to the development plan; provided, however, the development plan shall not be modified except as agreed in writing by ANERGEN and ORGANON.

2.4 In the event that ORGANON after consideration by the SC and review of the recommendation of the SC determines that it is [*] FIELD [*] or [*], ORGANON may [*] subject to the terms and conditions set forth in this Agreement and provided [*].

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         with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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         It is understood and agreed that ORGANON [*] the epitope described on
         Exhibit D hereto (the "Initial Epitope "). Until the [*] anniversary of the EFFECTIVE DATE, ORGANON may [*]

         (a)      [*]
         (b)      [*]

         Notwithstanding the above, it is understood and agreed by PARTIES that [*]

         (c)      [*]

         (d)      [*]

         Notwithstanding the above, it is understood and agreed that [*]

         [*]

2.5 The DEVELOPMENT PROGRAM shall commence on the date of this Agreement and shall continue thereafter for a period of at least thirty-six (36) months from the PROJECT INITIATION DATE. The DEVELOPMENT PROGRAM shall automatically renew thereafter unless ORGANON gives ANERGEN six (6) months written notice not to continue the DEVELOPMENT PROGRAM; provided ORGANON may not give such notice prior to thirty (30) months after the PROJECT INITIATION DATE and provided any extension of

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         with the Commission. Confidential treatment has been requested with respect to the omitted portions.



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         the DEVELOPMENT PROGRAM beyond the fifth anniversary of the EFFECTIVE
         DATE must be mutually agreed in writing by the PARTIES.

2.6 At least every three (3) months, the SC shall provide each PARTY with a written report summarizing the activities performed according to the initial feasibility stage of the DEVELOPMENT PROGRAM, and the costs incurred in connection with such activities. Periodically, but no less often than annually, each PARTY shall provide the SC with a written report summarizing the status of its PATENTS and FUTURE PATENTS worldwide, and any material scientific or commercial issues relating to the PRODUCT(S).

2.7 Except as expressly provided in Section 2.8, ORGANON shall be responsible for all costs projected or approved by the SC to be incurred in connection with the initial feasibility phase of the DEVELOPMENT PROGRAM (Exhibit B), including, but not limited to, pre-clinical research costs, the costs of clinical trials including product liability insurance, expenses of outside parties assisting in any such trial, and other clinical trial expenses, costs of toxicology and pharmacokinetic studies, regulatory filing fees and costs of other research activities. ORGANON shall pay to ANERGEN quarterly, in advance, amounts equal to the fully burdened direct and indirect expenses projected or approved by the SC to be incurred by ANERGEN in connection with DEVELOPMENT PROGRAM activities in the next quarter.

2.8 In the event that the SC determines that any intellectual property must be licensed from a third party for the conduct of the DEVELOPMENT PROGRAM, ORGANON shall be responsible for all license fees and costs associated with such license; provided, ANERGEN shall [*] of such fees and costs to ORGANON for a license of any intellectual property necessary for the use of the MHC PEPTIDE TECHNOLOGY. Unless otherwise agreed by the PARTIES, ANERGEN shall be the licensee of any intellectual property necessary for the use of the MHC PEPTIDE TECHNOLOGY, and ORGANON shall be the licensee of any other third party intellectual property. If a third party license is obtained by either PARTY which covers any PRODUCT(S), it is agreed the licensing PARTY will attempt in good faith to obtain the right to sublicense the same, and if it obtains such rights, will offer to sublicense such rights to the other PARTY for consideration equal to a pro rata share of any license fees, and payments for any amounts owed to the licensor for any activities conducted by the sublicensee, and on other terms fully consistent with the license. Any such sublicense will, if possible, have the same life as the other license rights granted herein. It is further agreed that each PARTY will attempt to maintain these third party licenses as long as they are important to the other PARTY and the sublicensee has not committed any breach of the sublicensed rights.

      * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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ARTICLE 3 - STEERING COMMITTEE

3.1 In order to plan, establish budgets for, and review and monitor progress with respect to the initial feasibility stage of the DEVELOPMENT PROGRAM, ANERGEN and ORGANON shall establish a STEERING COMMITTEE. The SC shall be comprised of three (3) representatives of each PARTY, such representatives to be selected and replaced by the respective PARTIES.

3.2 Any approval, determination or other action of the SC must be agreed to by the representatives of both PARTIES, with each PARTY having one vote. The SC shall act to resolve, if possible, any disputes between the PARTIES, and to address other significant matters which may arise hereunder. In the event of a tie, the matter shall be referred to the chief executive officers of each PARTY, or their designees, who shall promptly negotiate in good faith to resolve such dispute. In the event that such individuals are unable to resolve such dispute, the matter shall be resolved by binding arbitration pursuant to Section 20.2.

3.3 Each year during the initial feasibility stage of the DEVELOPMENT PROGRAM, on or before October 31, the SC shall agree on a budget for the initial feasibility stage of the DEVELOPMENT PROGRAM activities to be conducted during the next year. Each PARTY shall finally approve the budget established by the SC for the next year by December 1 of each year. The PARTIES shall agree on the budget for the first year of the DEVELOPMENT PROGRAM prior to the PROJECT INITIATION DATE.

3.4 Until the termination of the initial feasibility phase of the DEVELOPMENT PROGRAM, the SC shall meet at least quarterly, unless otherwise agreed by the PARTIES, at times and places as agreed upon in the prior meeting of the SC. The SC shall keep written minutes of its meetings. ORGANON shall pay all reasonable out-of-pocket expenses, including, without limitation, travel and lodging expenses, associated with the attendance of SC representatives at SC meetings. Such out-of-pocket expenses shall be included as part of the DEVELOPMENT PROGRAM budget.

ARTICLE 4 - LICENSE GRANTS

4.1 Subject to the terms and conditions of this Agreement, ANERGEN hereby grants to ORGANON, and ORGANON hereby accepts, the following, royalty-bearing license under the ANERGEN PATENTS, ANERGEN KNOW HOW, and ANERGEN's interest in the FUTURE PATENTS and JOINT KNOW-HOW:

         (a) to develop, have developed, evaluate, have evaluated, validate and have validated the PRODUCT(S) in the FIELD;

         (b) to conduct clinical and nonclinical studies with respect to validation, safety and efficacy of the PRODUCT(S) in the FIELD; and



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         (c)      subject to Sections 10.1 and 10.3 below, to make, have made, import, use, offer for sale and sell the PRODUCT(S) in the FIELD in the TERRITORY.

4.2 ORGANON shall have the right (with the right to sublicense to its AFFILIATES and other third parties) the right to manufacture, have manufactured, use and sell the PRODUCT(S) developed in connection with the DEVELOPMENT PROGRAM, provided that such sublicensees agree in writing to comply with the terms and conditions of this Agreement and ANERGEN is an express third party beneficiary of such a sublicense agreement. The PRODUCT(S) may be sold under ORGANON trademarks; provided any such PRODUCT(S) shall bear a statement disclosing that any such PRODUCT(S) was developed in collaboration with and under a license from ANERGEN.

4.3 ORGANON hereby grants to ANERGEN, and ANERGEN hereby accepts, a non-exclusive, worldwide, royalty-free license (with the right to grant sublicenses) to use and practice the ORGANON PATENTS and ORGANON KNOW-HOW solely for the purpose of conducting the DEVELOPMENT PROGRAM and fulfilling its obligations under this Agreement.

4.4 Each PARTY shall have the right to practice and commercialize, itself or with third parties, the JOINT KNOW-HOW and FUTURE PATENTS outside the FIELD, without the consent of the other PARTY and with no obligation to account to the other PARTY.

4.5 ORGANON acknowledges that the PRODUCT(S) will contain one or more proprietary ORGANON epitopes, but that its non-MHC portion will not contain any ANERGEN epitopes unless the PARTIES agree to amend this Agreement to include an ANERGEN epitope(s) in which event as part of such amendment the milestone payment for IND non- rejection in Section
         6.2 shall be increased to U.S.[*] and each of the royalty rates in
         Section 7.1 shall each be increased by [*] for sales of PRODUCT(S) using an ANERGEN epitope.

ARTICLE 5 - PROVISIONS ON EXCLUSIVITY IN THE FIELD

5.1      [*]

5.2 After the date set forth in Section 5.1, ANERGEN shall have the right to enter into an agreement to research, develop and/or commercialize with third parties (or alone to research, develop and/or commercialize), products other than the PRODUCT(S) for use in the FIELD which incorporate the MHC PEPTIDE TECHNOLOGY, provided that such products do not

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         with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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         incorporate any ORGANON epitope and/or ANERGEN epitope agreed by the parties pursuant to Section 4.5. ANERGEN agrees that any exercise of such retained rights shall not prevent it from performing its obligations with respect to the DEVELOPMENT PROGRAM. In the event ANERGEN enters into an agreement with one additional third party and in connection therewith files a PLA, or if ANERGEN alone files a PLA with respect to the use of the MHC PEPTIDE TECHNOLOGY in the FIELD, ORGANON's rights under this Agreement shall be non-exclusive in the FIELD and the milestone payments and royalties due to ANERGEN thereafter shall be those set forth in Sections 6.2 (b) and 7.1 (b), respectively. ANERGEN must notify ORGANON within 10 days of any change in exclusivity.

ARTICLE 6 - MILESTONE PAYMENTS

6.1 On the EFFECTIVE DATE, ORGANON shall pay to ANERGEN a technology access fee of [*].

6.2 Within thirty (30) days following the achievement of each of the following milestones, ORGANON shall pay to ANERGEN the corresponding milestone payment set forth below.

         (a)      [*]
         (b)      [*]

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         with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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                  If ORGANON'S rights become non-exclusive pursuant to Section
5.2 resulting in milestone payments as reflected in Section 6.2(b), because an ANERGEN or a third party PLA is filed within [*] from the filing of ORGANON'S PLA, then [*] of the higher milestone amounts paid under Section 6.2 (a) versus the milestone amounts that would have been paid under Section 6.2 (b) will be creditable against future royalties to ANERGEN. If the ANERGEN or third party PLA is filed more than [*] from the filing of ORGANON'S PLA, then [*].

6.3      [*]

ARTICLE 7 - ROYALTIES

7.1 ORGANON will pay running royalties to ANERGEN based on worldwide annual aggregate NET SALES by ORGANON, its AFFILIATES and sublicensees of all PRODUCT(S) subject to this Agreement as follows:

         (a)      [*]
         (b)      [*]
         (c)      [*]

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         with the Commission. Confidential treatment has been requested with respect to the omitted portions.




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                  [*]
         (d) In the event ANERGEN pursues commercialization of the MHC PEPTIDE TECHNOLOGY in the FIELD alone or with more than one additional third party by the filing of more than one PLA with respect to a product in the FIELD (other than a PRODUCT subject to this Agreement), then from the time of the filing of the second PLA for such a product in a MAJOR COUNTRY by the additional third party or by ANERGEN, the royalty rates in
                  Section 7 due ANERGEN shall be reduced [*].

7.2 Royalties shall be payable according to Section 7.1, on a country-by-country and product-by- product basis, from the LAUNCH DATE in such country until the later of (i) the expiration of all ANERGEN PATENTS and FUTURE PATENTS covering a particular PRODUCT in such country, or (ii)[*] following the LAUNCH DATE of such PRODUCT in such country.

7.3 Within thirty (30) days after the end of each PAYMENT COMPUTATION PERIOD, ORGANON shall send a written report to ANERGEN stating, on a country-by-country basis, the NET SALES and the quantity of PRODUCT(S) sold in the TERRITORY by ORGANON, its AFFILIATES and sublicensees, the percentage of royalties applicable, and the royalties payable to ANERGEN. Prior to January 1 of each year ORGANON shall provide to ANERGEN a copy of ORGANON's internal forecast for sales of PRODUCT(S) for such year and the blended annual royalty rate that would be payable for such sales. Royalties payable for the first three PAYMENT COMPUTATION PERIODS shall use such blended royalty rate. The report for the period ending March 31st of each year will include a final report of actual NET SALES for the prior year and the adjustment required in the final royalty payable for such year. A final report shall also be submitted within ninety (90) days after termination or expiration of this Agreement. All royalties, as set forth above, shall be due and payable to ANERGEN simultaneously with the submission by ORGANON of each report under this Section 7.4.

7.4 All payments due under this Agreement are quoted in U.S. dollars and shall be paid to ANERGEN in U.S. dollars via wire transfer to a bank account designated by ANERGEN. All payments that are not paid on the date due shall bear interest at the prime rate as reported by the Bank of America on the date such payment is due, calculated based on the number of days

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such payment is delinquent, or if such rate is not lawful, at the highest rate permitted by applicable law.

7.5 NET SALES, and the amounts payable hereunder, shall first be determined in the currency of the country in which the PRODUCTS were sold, shall then be converted into Dutch Guilders at the exchange rate used by ORGANON for consolidation purposes (which shall be closely related to the market currency exchange rates in effect at the time of each conversion) and shall then be further converted into an equivalent amount of U.S. dollars. ORGANON will pay to ANERGEN the amount due in U.S. dollars by applying the appropriate exchange rate published in The Wall Street Journal on the last banking day of the relevant PAYMENT COMPUTATION PERIOD.

7.6 ORGANON and its AFFILIATES and sublicensees shall keep records of the sales of the PRODUCTS in sufficient detail to permit the determination of the royalties due and payable to ANERGEN. At the request and expense of ANERGEN, ORGANON shall permit an independent auditor or certified public accountant, appointed by ANERGEN and reasonably acceptable to ORGANON, to examine these records during ordinary business hours to verify the royalties due and payable to ANERGEN under this Agreement. Inspections shall be at the expense of ANERGEN, unless there has been an underpayment of five percent (5%) or more in any reporting period, in which event the costs of such inspection shall be borne by ORGANON. The results of any such examination shall be made available to both ANERGEN and ORGANON. ORGANON's agreements with its AFFILIATES and sublicensees shall include record keeping provisions and audit rights on behalf of ANERGEN substantially similar to this Section 7.7.

ARTICLE 8 - TAXES

         Each PARTY undertakes to cooperate with the other party to achieve the tax arrangements which are most favorable for the PARTIES, within the limits of applicable law. ORGANON may withhold from payments made to ANERGEN under this Agreement any income taxes required to be withheld by ORGANON in relation to payments to ANERGEN under the applicable laws of the relevant countries. Such amount shall be paid to the appropriate taxing authorities and ORGANON shall provide ANERGEN with official receipts issued by said taxing authority or such other evidence as is reasonably available to establish that such taxes have been paid and are available for credit by ANERGEN for United States income tax purposes. Notwithstanding the foregoing, ORGANON shall assist ANERGEN and take all actions reasonably necessary in order to secure a reduction or elimination of withholding taxes pursuant to any income tax treaty in force between the United States and the relevant countries.

ARTICLE 9 - EXCHANGE OF KNOW-HOW

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9.1      Pursuant to the license granted in Article 4, each PARTY shall provide the other PARTY with all the KNOW-HOW necessary to conduct the DEVELOPMENT PROGRAM during the term thereof, without unreasonable delay.

9.2 During the term of this Agreement, each PARTY shall promptly provide to the other PARTY all safety and efficacy data, information and results developed or acquired by it with respect to the PRODUCTS; provided however, neither PARTY shall be obliged to disclose data, information and results which that PARTY is legally prevented from disclosing. Each PARTY shall have the right to use such data, information and results developed by the other PARTY without charge to such PARTY to exercise its rights and perform its obligations under this Agreement. Each PARTY shall keep such data, information and results confidential, whether developed by either PARTY, according to the provisions of Article 12.

9.3 All KNOW-HOW and other INFORMATION (as defined in Article 12) furnished by one PARTY to the other PARTY hereunder shall remain the property of the disclosing PARTY.

9.4 Each PARTY will assist the other PARTY in understanding its KNOW-HOW, as judged useful by the SC.

9.5 ORGANON shall have access to and the right to use, free of any charge, any parts of the IND and PLA submission dossiers and files prepared by ANERGEN in connection with any governmental approval of any PRODUCT. ANERGEN shall have access, free of charge, to such parts of the IND and PLA submission dossiers and files prepared by ORGANON as is reasonably required in connection with any governmental approval of any PRODUCT and, only after the explicit prior written approval of ORGANON (not to be unreasonably withheld), shall have the right to use such information. If such use relates to any commercialization, the PARTIES shall negotiate in good faith a reasonable compensation to ORGANON for such use.

ARTICLE 10 - SUPPLY OF MATERIALS DURING INITIAL FEASIBILITY PERIOD

10.1 ORGANON shall have the right to make and supply to ANERGEN all peptide and ANERGEN shall make, or have made, and supply to ORGANON all MHC II and PRODUCT(S) necessary for development work (including preclinical and clinical investigation) to be conducted during the DEVELOPMENT PROGRAM, subject to Section 10.2 below, and ANERGEN's capacity limitations. ORGANON will reimburse ANERGEN for all fully burdened direct and indirect costs related to the manufacture and supply of MHC II and PRODUCT(S) (exclusive of peptide provided by ORGANON) necessary for the conduct of the DEVELOPMENT PROGRAM. If ORGANON does not provide the peptide, ANERGEN will procure such peptide from a third party and be reimbursed the costs thereof.

10.2 The SC shall supply ANERGEN with estimates of the quantities of the MHC II and/or epitope required during the DEVELOPMENT PROGRAM for preclinical and clinical


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
         investigation purposes. Such estimates shall form the basis for orders to be submitted by ORGANON to ANERGEN for the MHC II and/or epitope and ANERGEN shall inform ORGANON of the quantity of epitope required, in a form and subject to a procedure to be agreed between the PARTIES.

ARTICLE 11 - COMMERCIALIZATION

11.1 Following the termination of the initial phase of the DEVELOPMENT PROGRAM and until the first PLA approval in the United States or a MAJOR COUNTRY, ORGANON shall use its reasonable best efforts to complete development of a PRODUCT or PRODUCTS for the use of the PRODUCT(S) for the treatment of RA. ORGANON shall prepare an annual development plan and provide a copy of such plan to ANERGEN within thirty (30) days prior to each calendar year and shall provide ANERGEN with a copy of any material revisions to such plan during the year. If pursuant to Section 7.1(d), ANERGEN, alone or with a third party, files two or more PLAs with respect to products in the FIELD (other than PRODUCTS subject to this Agreement), as of the date of filing of the second such PLA ORGANON shall no longer be required to prepare or provide ANERGEN with an annual development plan.

11.2 Following the first PLA approval, ORGANON shall use its reasonable best efforts to commercialize the PRODUCT(S) throughout the TERRITORY. After the first PLA filing with respect to a PRODUCT, ORGANON shall prepare and provide ANERGEN a reasonable plan for worldwide commercialization, which may include a staged introduction of the PRODUCT(S) in different countries. ORGANON shall promptly provide to ANERGEN all material updates of the plan, as it may be revised from time to time. If pursuant to Section 7.1(d), ANERGEN, alone or with a third party, files two or more PLAs with respect to products in the FIELD (other than PRODUCTS subject to this Agreement), as of the date the filing of the second such PLA ORGANON shall no longer be required to prepare or provide ANERGEN with updates to the commercialization plan.

11.3 ANERGEN shall have an exclusive option to co-promote the PRODUCT(S) in the United States and Canada, together with ORGANON, its AFFILIATES or sublicensees, under terms and conditions to be mutually agreed. Within thirty-six (36) months after ANERGEN receives notice from ORGANON of a PLA filing for the PRODUCT(S) in the United States, ANERGEN shall notify ORGANON of its intention to exercise such co-promotion right. If ANERGEN does not exercise such co-promotion right within said thirty-six (36) month period, the option to co-promote will expire. If requested by either PARTY, the PARTIES shall negotiate in good faith the terms of separate agreements for such co-promotion relationship in the United States and/or Canada, and provided such terms shall reflect the respective contributions of the PARTIES during the DEVELOPMENT PROGRAM, including amounts expended by the PARTIES on research and clinical trial costs, PRODUCT registration fees, patent expenses and the like. If ANERGEN co-promotes the PRODUCT(S), both PARTIES will market and conduct sales activities for the PRODUCT(S), and ORGANON will remunerate ANERGEN for such marketing and sales activities, commensurate with the level of effort expended, as mutually agreed. The PARTIES agree that all PRODUCT(S) sales shall be invoiced by ORGANON. If during the thirty six (36) month period following notice from ORGANON of a PLA filing in the United States with respect to a PRODUCT, ANERGEN, pursuant to Section 7.1(d), alone or with a third party, files a PLA in the United States with respect to a product in the FIELD (other than PRODUCT subject to this Agreement), then ANERGEN shall be required to notify ORGANON of its intention to exercise such co-promotion right thereto within thirty (30) days of such change.

11.4 Insofar as required to perform co-promotion, in the event that ANERGEN exercises its option to co-promote, ORGANON shall grant to ANERGEN a non-exclusive, royalty-free license under the ORGANON PATENTS, ORGANON KNOW-HOW and ORGANON's interest in and FUTURE KNOW-HOW and FUTURE PATENTS (with the right to sublicense to an AFFILIATE in the relevant territory) to offer for sale the PRODUCT(S) in the United States and/or Canada.

11.5 Prior to the completion of the initial Phase I/II clinical trial of a PRODUCT, ANERGEN shall disclose to ORGANON all ANERGEN KNOW-HOW relating to the manufacture of the PRODUCT(S). Prior to the commencement of the first Phase III clinical trial of a PRODUCT(S), the PARTIES shall [*]. The PARTIES shall negotiate [*] and/or the PRODUCT(S) to be sold in certain agreed geographic regions.

11.6 Upon termination of this Agreement with respect to the TERRITORY or a MAJOR COUNTRY, the PARTIES shall discuss in good faith either (i) a grant of rights to ANERGEN with respect to any ORGANON manufacturing technology necessary or useful for the manufacture of the PRODUCT(S) (including an obligation to transfer such technology and provide reasonable technical assistance and training with respect thereto and an interim supply obligation), or (ii) if the PARTIES cannot negotiate such an agreement, a supply agreement for the PRODUCT(S), pursuant to reasonable terms and conditions. If pursuant to Section 7.1(d), ANERGEN, alone or with a third party, files a PLA with respect to products in the FIELD (other than PRODUCTS subject to this Agreement) as of the date of filing of such PLA, Section 11.6 shall no longer apply.

      * Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 12 - CONFIDENTIALITY

12.1 During the term of this Agreement, and for a period of ten (10) years after its termination or expiration, each PARTY (the "RECEIVING PARTY") shall hold in confidence and not disclose to any third party, (except to AFFILIATES and permitted sublicensees) or use for any purpose other than as permitted or required by this Agreement, any KNOW-HOW or other confidential information ("INFORMATION") disclosed by or acquired from the other PARTY hereto (the "DISCLOSING PARTY") without prior written consent of the DISCLOSING PARTY. This confidentiality obligation shall not apply to information which that PARTY (the "RECEIVING PARTY") can demonstrate to the reasonable satisfaction of the DISCLOSING PARTY:

         (a) was in the possession of the RECEIVING PARTY prior to the disclosure thereof by the DISCLOSING PARTY without a confidentiality obligation; or

         (b) was at the time of disclosure, or thereafter becomes public knowledge, through no fault of the RECEIVING PARTY; or

         (c) is acquired lawfully by the RECEIVING PARTY from a third party who has no secrecy obligation to the DISCLOSING PARTY; or

         (d) is obtained through the PARTY's in-house development, independent of this Agreement.

12.2     Prior written consent shall be deemed to have been given:

         (a) to the disclosure of INFORMATION to any regulatory authority insofar as necessary in connection with an application for registration of the PRODUCT in any country of the TERRITORY;

         (b) to the disclosure of INFORMATION insofar as necessary in connection with any clinical trial of the PRODUCT to persons involved in the conduct of such trial, provided they are bound by obligations of confidentiality acceptable to the PARTIES; and

         (c) to the disclosure of INFORMATION to employees and consultants on a "need to know" basis, provided they are bound by obligations of confidentiality at least equivalent to those in this Article.

12.3 Any publication or patent applications based on all or any part of the DEVELOPMENT PROGRAM, or the results of the DEVELOPMENT PROGRAM, shall be submitted to the other PARTY by the PARTY wishing to publish the material or file or abandon the patent application as contemplated by this Agreement. The SC shall make a recommendation regarding publication or filing or abandonment of the patent application as applicable within thirty (30) days after receiving such request.

12.4 The PARTIES shall not issue any press release concerning this Agreement or any activities related thereto without consulting with the other; provided, however that either PARTY may disclose this Agreement or information regarding the terms of the Agreement which are not confidential or the activities conducted hereunder from time to time without the other PARTY's approval, (i) if such approval has been requested and not received within seventy- two (72) hours and such PARTY reasonably believes disclosure is required by law or (ii) if such information has already become publicly available without a breach of the confidentiality provisions of this Agreement.

12.5 Notwithstanding any other provision of this Article 12, either PARTY may disclose this Agreement and the terms hereof as required by law, and to its attorneys and other professional advisors, its investment bankers, and, subject to obligations of confidentiality at least equivalent to those of this Article, actual and prospective investors.

ARTICLE 13 - REPRESENTATIONS AND WARRANTIES

         ANERGEN and ORGANON specifically disclaim any guarantee that the DEVELOPMENT PROGRAM will be successful in whole or part. ANERGEN MAKES NO REPRESEN TATIONS AND WARRANTIES WITH RESPECT TO THE ANERGEN PATENTS, FUTURE PATENT RIGHTS, PRODUCT, MHC PEPTIDE TECHNOLOGY OR ANERGEN KNOW-HOW, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. NOTWITH STANDING THE FOREGOING, ANERGEN REPRESENTS AND WARRANTS THAT: (i) ANERGEN IS THE OWNER OF THE ANERGEN PATENTS AS OF THE EFFECTIVE DATE; (ii) IT HAS NOT GRANTED TO ANY PARTY OTHER THAN ORGANON A LICENSE UNDER THE ANERGEN PATENTS WITHIN THE FIELD, (iii) TO THE BEST OF ANERGEN'S KNOWLEDGE AS OF THE EFFECTIVE DATE, NO THIRD PARTY CURRENTLY HAS FILED, PURSUED OR MAINTAINED OR HAS THREATENED TO FILE, PURSUE OR MAINTAIN, ANY CLAIM, CHARGE, COMPLAINT OR OTHER ACTION ALLEGING THAT THE ANERGEN PATENTS ARE INVALID OR UNENFORCEABLE AND (iv) TO THE BEST OF ANERGEN'S KNOWLEDGE, AS OF THE EFFECTIVE DATE, ANERGEN IS NOT AWARE OF ANY POSSIBLE FUTURE INFRINGEMENT OF THIRD PARTY PATENTS BY ANERGEN IN THE FIELD. IN ADDITION, ANERGEN IS NOT AWARE OF ANERGEN'S PATENTS OR PATENT APPLICATIONS LIKELY TO BECOME THE SUBJECT OF INTERFERENCE PROCEEDINGS WITH THIRD PARTY PATENTS OR PATENT APPLICATIONS IN THE U.S. PATENT OFFICE.

ARTICLE 14 - OWNERSHIP OF INTELLECTUAL PROPERTY

14.1 ANERGEN shall retain all right, title and interest in and to any KNOW-HOW invented, developed or acquired solely by ANERGEN and the ANERGEN PATENTS.

14.2 ORGANON shall retain all right, title and interest in and to any KNOW-HOW invented, developed or acquired solely by ORGANON and the ORGANON PATENTS.

14.3 All right, title and interest in and to KNOW-HOW, whether or not patentable, that is invented or developed by at least one employee or agent of ANERGEN and at least one employee or agent of ORGANON in connection with the DEVELOPMENT PROGRAM shall be owned jointly by ORGANON and ANERGEN ("JOINT KNOW-HOW"). Inventorship of inventions and other intellectual property conceived and reduced to practice in connection with the DEVELOPMENT PROGRAM, and the rights of ownership with respect to such inventions and other intellectual property, whether such JOINT KNOW-HOW is patentable or not, shall be determined in accordance with United States patent law if conceived or reduced to practice in the USA, and in accordance with Dutch law if conceived and reduced to practice elsewhere.

ARTICLE 15 - PATENT PROSECUTION AND ENFORCEMENT

15.1 ANERGEN will be responsible for the preparation, prosecution and maintenance of the ANERGEN PATENTS and FUTURE PATENTS owned solely by ANERGEN and conducting oppositions, re-examination and interferences with respect thereto, using patent counsel of its choice and according to ANERGEN's reasonable business and scientific judgment. ANERGEN will pay all costs of conducting such activities with respect to such PATENTS.

15.2 Each PARTY will cooperate with the other as reasonably requested in obtaining patent protection for JOINT KNOW-HOW and shall agree on which PARTY shall have principal authority for conducting such activities with respect to such FUTURE PATENTS. Each PARTY shall keep the other informed as to material developments in this regard. ANERGEN and ORGANON shall equally share the expenses related to obtaining and maintaining patents with regard to any inventions within the JOINT KNOW-HOW in the names of ANERGEN and ORGANON; provided, with ninety
         (90) days notice either PARTY may continue to decline to fund such activities with regard to any patent application or patent within the FUTURE PATENTS, and in such event such PARTY shall assign its entire interest in such patent application or patent to the other PARTY hereto.

15.3 ANERGEN and ORGANON will immediately inform each other of any actual or suspected infringement of the ANERGEN PATENTS, ORGANON PATENTS or FUTURE PATENTS by third parties which such PARTY would reasonably believe would effect the commercial success of a PRODUCT.

15.4 Unless otherwise agreed between the PARTIES, ANERGEN shall have the right, but not the obligation, to bring proceedings against any infringer of the ANERGEN PATENTS and FUTURE PATENTS owned solely by ANERGEN, at ANERGEN's risk and expense. ANERGEN shall be entitled to retain any award or damages obtained in any such suit or proceeding to the extent of the costs incurred to bring such proceedings, with the remainder apportioned by good faith negotiation of the PARTIES to reflect losses suffered. At ANERGEN's request and expense, ORGANON shall give ANERGEN all reasonable assistance required to institute and carry on any such suit or proceeding.

15.5 If ANERGEN does not advise ORGANON within two (2) months after receipt of notice of infringement from ORGANON of ANERGEN's intention to pursue a commercially significant patent infringement matter relating solely to an infringement of an ANERGEN PATENT or FUTURE PATENT owned solely by ANERGEN in the FIELD, ORGANON shall have the right and may elect to prosecute and fund such matter. If ORGANON has brought an action for patent infringement at its own expense, ORGANON may keep any judgment and awards arising from such an action. ANERGEN shall give ORGANON all reasonable assistance, at ORGANON's request and expense, required to institute and carry on any such suit or proceeding.

15.6 The PARTIES shall consult and jointly prosecute infringement actions with respect to jointly owned FUTURE PATENTS and shall share the costs of such actions and any proceeds thereof, provided if any PARTY elects not to participate, the other PARTY shall have the right, at its own expense, to prosecute infringement actions in such patents, without a duty to account to the other for the proceeds thereof.

ARTICLE 16 - TERM AND TERMINATION

16.1 This Agreement shall become effective as of the EFFECTIVE DATE, and unless terminated earlier in accordance with this Agreement, shall continue in full force and effect on a country- by-country basis, as long as ORGANON is engaged in developing or commercializing a PRODUCT in such country.

16.2 If a PARTY hereto commits a material breach of any provision of this Agreement, and fails to remedy such breach within ninety (90) days after written notice thereof by the other PARTY, in addition to remedies for damages and/or injunctive relief, the PARTY not in default may, at its option, terminate this Agreement, and the licenses granted herein, by giving thirty (30) days prior written notice to the PARTY in default.

16.3 In addition to the provisions in Section 2.5 affecting the DEVELOPMENT PROGRAM, ORGANON may terminate this Agreement, and the licenses granted herein, with respect to any PRODUCT in any country in the TERRITORY by giving ninety (90) days (except as in Section 16.3(d), in which case it will be one hundred eighty (180) days or such shorter period as PARTIES may mutually agree to), prior written notice to ANERGEN:

         (a) if ORGANON determines that the PRODUCT cannot reasonably be developed or marketed in such country for reasons of safety or efficacy or for other scientific, medical or commercial reasons of a compelling nature;

         (b) if the PRODUCT cannot be commercially marketed in any such country as a result of a final written official governmental unappealable or unappealed order, which ORGANON has used reasonable efforts to appeal;

         (c) if the PRODUCT would infringe patent rights held by third parties, with the result that the sale and distribution of the PRODUCT by ORGANON in such country, is or would be likely to be enjoined or otherwise prohibited; or

         (d) if during the DEVELOPMENT PROGRAM it is mutually agreed in writing by PARTIES following good faith discussions that the development of the PRODUCT cannot be pursued due to fundamental medical, scientific, or safety issues.

16.4 ANERGEN may request arbitration to terminate this Agreement with respect to any PRODUCT in any country in the TERRITORY in which ORGANON failed to exercise its obligations to commercialize such PRODUCT pursuant to Article 11.

16.5 In any country in which ORGANON's rights and licenses to the PRODUCT terminate hereunder, ANERGEN shall have the right to fully exploit the PRODUCT in such country, itself or with a third party for use within the FIELD unless ORGANON'S reasons for not exploiting such rights in that country were for safety, efficacy, regulatory or economic nonfeasibility (for which ORGANON shall be required to provide a reasonable basis) reasons rather than solely commercial reasons.

16.6 Any termination of this Agreement shall not affect any accrued rights or liabilities of either PARTY, without prejudice to its other rights or remedies at law, or in equity.

16.7 Upon early termination of this Agreement, each PARTY shall return to the other all KNOW- HOW and other INFORMATION of the other PARTY, except one copy which may be retained for archival purposes.

16.8 Sections 11.6, 15.2, 15.6, and Articles 7 (as to obligations incurred prior to termination), 8 (as to obligations incurred prior to termination), 12, 14, 17, 19, 20 and 21 shall survive the termination of this Agreement for any reason.

ARTICLE 17 - FORCE MAJEURE

17.1 If either PARTY is affected by circumstances beyond its reasonable control, such as any Act of God, earthquake, flood, fire, riot, war, accident, labor disturbance, breakdown of plant or equipment, lack or failure of transportation facilities, sources of supply or labor, raw materials, power or supplies, infectious diseases of animals, or by reason of any law, order, proclamation, regulation, ordinance, demand or requirement of any relevant government or any subdivision, authority or representative thereof ("Force Majeure"), it shall, as soon as reasonably practicable, notify the other PARTY of the nature and extent thereof and take all reasonable steps to minimize the loss occasioned to that other PARTY.

17.2 Neither PARTY shall be deemed to be in breach of this Agreement or otherwise be liable to the other PARTY by reason of any delay in performance or nonperformance of any of its obligations hereunder to the extent that such delay or nonperformance is due to any Force Majeure of which it has notified the PARTY, and the time for performance of that obligation shall be extended accordingly.

17.3 If the Force Majeure in question prevails for a continuous period of more than three (3) months, the PARTIES shall enter into good faith discussions with a view to alleviating its effect or agreeing upon such alternative arrangements as may be fair and reasonable. Failure by the PARTIES to reach a mutually satisfactory agreement within a further period of three (3) months after entering into such discussions, shall entitle either PARTY to commence arbitration upon notice in writing.

ARTICLE 18 - ASSIGNMENT

18.1 This Agreement shall not be assigned by either PARTY except that either PARTY may assign this Agreement to an AFFILIATE, or a successor of all or substantially all of such PARTY's business or assets.

ARTICLE 19 - INDEMNIFICATION

19.1 ANERGEN shall indemnify ORGANON and its AFFILIATES, and the directors, officers, employees, agents and counsel of ORGANON and such AFFILIATES, and the successors and assigns of any of the foregoing (the "ORGANON Indemnitees"), harmless from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a third party against a ORGANON Indemnitee, arising from or occurring as a result of activities performed by ANERGEN in the DEVELOPMENT PROGRAM, or the manufacture or co-promotion of the PRODUCT(S) by ANERGEN, except to the extent caused by the negligence or willful misconduct of ORGANON.

19.2 ORGANON shall indemnify ANERGEN and its AFFILIATES and the directors, officers, employees, agents and counsel of ANERGEN and such AFFILIATES and the successors and assigns of any of the foregoing (the "ANERGEN Indemnitees"), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration) resulting from a claim, suit or proceeding brought by a third party against a ANERGEN Indemnitee, arising from or occurring as a result of activities performed by ORGANON in the DEVELOPMENT PROGRAM, or the manufacture or commercialization of the PRODUCT(S) by ORGANON or its AFFILIATES or sublicensees, except to the extent caused by the negligence or willful misconduct of ANERGEN.

19.3 A PARTY (the "Indemnitee") that intends to claim indemnification under this Article 19 shall promptly notify the other party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee or any of its AFFILIATES, Sublicensees or their directors, officers, employees or agents intend to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the PARTIES. The indemnity agreement in this Article 19 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 19. At the Indemnitor's request, the Indemnitee under this Article 19, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification and provide full information with respect thereto.

ARTICLE 20 - GOVERNING LAW AND ARBITRATION

20.1 This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to principles of conflicts of law.

20.2 The PARTIES shall attempt in good faith to resolve promptly by negotiation any dispute which may arise out of or in connection with this Agreement or the application, interpretation, implementation, validity, breach or termination of this Agreement, any provision thereof or any agreement concluded in pursuant of this Agreement.

20.3     If the dispute has not been resolved by negotiation within forty-five
         (45) days of the disputing party's notice, or if the PARTIES fail to meet within twenty (20) days as from such notice, the PARTIES shall endeavor to settle the dispute by mediation under the current European CPR Mediation Procedure for Business Disputes. Unless otherwise agreed, the PARTIES shall select a mediator from the European CPR Panels of Neutrals.

20.4 If the dispute has not been resolved by non-binding means as provided in 20.3 above within ninety (90) days of the initiation of such procedure, the dispute shall be finally and exclusively settled by the arbitration in New York, New York, under the Uncitral Arbitration Rules by three (3) arbitrators appointed in accordance with said Rules. The appointing authority shall be the International Chamber of Commerce in Zurich. The language of the arbitration shall be English. The arbitration shall be in lieu of any other remedy and the award shall be final, binding and enforceable by any court having jurisdiction for that purpose.

ARTICLE 21 - MISCELLANEOUS

21.1 Nothing in this Agreement shall be construed as conferring a right to use in advertising, publicity or otherwise any trademark or trade name of the other PARTY, without the other PARTY's prior express written permission.

21.2 No failure or delay by any PARTY in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

21.3 This Agreement shall not constitute either PARTY as the joint venturer, legal representative or agent of the other PARTY for any purpose whatsoever. Neither PARTY shall have any right or authority to assume or create any obligation or responsibility for or on behalf of the other PARTY, or to otherwise bind the other PARTY.

21.4 Any notice required or permitted to be given under this Agreement shall be made in writing and shall be deemed to have been sufficiently given, for all purposes, if mailed by registered or certified mail, return receipt requested, or by private overnight delivery services, or by telefax and confirmed by registered or certified mail, addressed to such other PARTY at its respective address, as follows:

         If to:   N.V. Organon
                  P.O. Box 20
                  5340 BH Oss
                  The Netherlands
                  Attention:  President

         If to:   Anergen, Inc.
                  301 Penobscot Drive
                  Seaport Centre
                  Redwood City, California 94063
                  Attention: President

         Either PARTY, from time to time, may change the address to which notices are given by sending notice of such change to the other PARTY hereto.

21.5 ORGANON agrees to mark and have its AFFILIATES and sublicensees mark all PRODUCT sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

21.6 The PARTIES recognize that this Agreement is a Master Agreement covering a number of countries. If, for any country in the TERRITORY, it becomes necessary to execute a separate instrument for any such country in order to satisfy local law or regulatory requirements, the PARTIES agree to execute such further instrument, which shall, to the extent permitted by the laws of that country, conform to the terms and conditions of this Agreement.

21.7 This Agreement is in the English language, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the PARTIES hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

21.8 In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such Article or the Agreement in any other jurisdiction. The PARTIES shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable,, which shall most nearly approximate the intent of the PARTIES in entering this Agreement.

21.9 This Agreement may not be altered, amended or modified in any way except by a writing signed by both PARTIES. The failure of a party to enforce any provision of the Agreement shall not be construed to be a waiver of the right of such PARTY to thereafter enforce that provision or any other provision or right.

21.10 NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES ARISING OUT OF THIS Agreement, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY.

21.11 The PARTIES hereto acknowledge that this Agreement and its Exhibits set forth the entire agreement and understanding of the PARTIES hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

21.12 THIS Agreement may be executed in two (2) counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the PARTIES hereto have caused this Agreement to be duly executed by their duly authorized officers.

ANERGEN, INC.                                 N.V. ORGANON

By:  /s/ JOHN W. VARIAN                       By:  /s/ DRIEK VERGOUWEN
    _____________________________                 _____________________________

Title:  V.P. Finance, C.F.O.                  Title:  Managing Director R&D
       __________________________                    __________________________

Date:   6/28/96                               Date:    6/28/96
      ___________________________                    ___________________________

Exhibit A:  ANERGEN PATENTS [*]
        B:  DEVELOPMENT PROGRAM [*]
        C:  ORGANON PATENTS [*]
        D:  ORIGINAL EPITOPE PEPTIDE SEQUENCE [*]

                                   EXHIBIT A



                                ANERGEN PATENTS

                                     [ * ]



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                    EXHIBIT B

                              DEVELOPMENT PROGRAM






                                      [*]



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                               EXHIBIT C

                           ORGANON PATENTS

                                 [*]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                               EXHIBIT D

                   ORIGINAL EPITOPE PEPTIDE SEQUENCE

                                 [*]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.